Mail Stop 03-06


						May 11, 2005

Marvin A Sackner, M.D.
Chief Executive Officer
Non-Invasive Monitoring Systems, Inc.
1666 Kennedy Causeway Avenue
Suite 400
North Bay Village, FL  33141


	Re:	Non-Invasive Monitoring Systems, Inc.
		Form 10-KSB for the fiscal year ended July 31, 2004
			Filed October 29, 2004
		File No. 0-13176

Dear Mr. Sackner:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant